Ziegler, Ziegler & Associates LLP

Counselors at Law

570 Lexington Avenue, Suite 2405

New York, New York 10022

(212) 319-7600

Telecopier (212) 319-7605

September 4, 2020

JPMorgan Chase Bank, N.A., as Depositary

383 Madison Avenue, Floor 11

New York, New York 10179

American Depositary Shares

evidenced by American Depositary Receipts

for deposited ordinary shares of

ASLAN Pharmaceuticals Limited

Dear Sirs:

Referring to the Registration Statement on Form F-6 (the “Registration Statement”) relating to the above-entitled American Depositary Shares ("ADSs") evidenced by American Depositary Receipts ("ADRs"), each ADS representing five ordinary shares of ASLAN Pharmaceuticals Limited (the "Company"), a corporation organized under the laws of the Cayman Islands. Capitalized terms used herein that are not herein defined shall have the meanings assigned to them in the Amended and Restated Deposit Agreement (the "Deposit Agreement") appearing, or incorporated by reference, in exhibit (a) to the Registration Statement.

In rendering the opinions set forth herein, we have assumed (i) the Deposit Agreement, on signing, will be duly authorized, executed and delivered by the Company and constitute a valid and legally binding obligation of the Company enforceable against it in accordance with its terms, (ii) the relevant Deposited Securities will have been legally issued and duly deposited with a Custodian under and in accordance with all applicable laws and regulations, (iii) that the choice of New York law contained in the Deposit Agreement is legal and valid under the laws of the Cayman Islands, Singapore and the People's Republic of China, (iv) that insofar as any obligation under the Deposit Agreement is to be performed in, or by a party organized under the laws of, any jurisdiction outside of the United States of America, its performance will not be illegal or ineffective in any jurisdiction by virtue of the law of that jurisdiction, (v) that the registration statement for which the Deposit Agreement was filed, or incorporated by reference as an exhibit, was executed by all parties thereto in the manner required by the instructions to Form F-6, and (vi) the genuineness and authenticity of all signatures on original documents and the legal capacity, competency and authority of all such signatories.

Based upon and subject to the foregoing, we are of the opinion that the ADSs covered by the Registration Statement, when evidenced by ADRs that are duly executed and delivered by the Depositary and issued in accordance with the terms of the Deposit Agreement, will be validly issued and will entitle the registered holders thereof to the rights specified in the Deposit Agreement and those ADRs.

The foregoing opinion is limited to the internal laws of the State of New York and the Federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this letter.

Nothing contained herein or in any document referred to herein is intended by this firm to be used, and the addressee hereof cannot use anything contained herein or in any document referred to herein, as “tax advice” (within the meaning given to such term by the U.S. Internal Revenue Service (“IRS”) in IRS Circular 230 and any related interpretative advice issued by the IRS in respect of IRS Circular 230 prior to the date hereof, and hereinafter used within such meaning and interpretative advice). Without admitting that anything contained herein or in any document referred to herein constitutes “tax advice” for any purpose, notice is hereby given that, to the extent anything contained herein or in any document referred to herein constitutes, or is or may be interpreted by any court, by the IRS or by any other administrative body to constitute, “tax advice,” such “tax advice” is not intended or written to be used, and cannot be used, for the purpose of (i) avoiding penalties under the U.S. Internal Revenue Code, or (ii) promoting, marketing or recommending to any party any transaction or matter addressed herein.

We hereby consent to the use of this opinion as Exhibit d of the above-mentioned Registration Statement. In giving such consent, we do not admit thereby that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended. This opinion is rendered to you as of the date hereof and we assume no obligation to advise you or any other person hereafter with regard to any change after the date hereof in the circumstances or the law that may bear on the matters set forth herein even though the change may affect the legal analysis or a legal conclusion or other matters in this opinion letter.

Very truly yours, /s/ Ziegler, Ziegler & Associates LLP